Sectoral Asset Management, Inc.
1000 Sherbrooke Street West, Suite 2120
Montreal, Quebec H3A 3G4 Canada
July 1, 2007
Quaker Investment Trust
309 Technology Drive
Malvern, PA 19355
          Re:      Subadvisory Fee Waiver
Gentlemen:
     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Sectoral Assement Management, Inc. (the “Subadviser”) agrees that in order to improve the performance of the Quaker Biotech Pharma-Healthcare Fund (the “Fund”), which is a series of the Quaker Investment Trust, the Subadviser shall reduce its subadvisory fee from an annual rate of 0.95% to 0.80%, as a percentage of the Fund’s average daily net assets, from July 1, 2007 through December 31, 2008. The Subadviser acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Sectoral Asset Management, Inc.
By:	/s/ Jerome Pfund, CFA
	Name:	Jerome Pfund, CFA
	Title:	Chief Executive Officer

Your signature below acknowledges acceptance of this Agreement:

Quaker Investment Trust

By:	/s/ Justin Brundage

Name: Justin Brundage Title: Chief Operating Officer Date: July 31, 2007